FOR IMMEDIATE RELEASE
CONTACT:                Paul D. Geraghty, President and CEO
PHONE:                      215-513-2391

HARLEYSVILLE NATIONAL CORPORATION REPORTS
FIRST QUARTER EARNINGS UP 19.1%

HARLEYSVILLE, PA (April 17, 2008) - Harleysville National Corporation (NASDAQ: HNBC) today reported net income of $7.3 million or $.23 per diluted share for the first quarter of 2008, up 19.1% and 9.5%, respectively, compared to $6.1 million or $.21 per diluted share for the first quarter of 2007.  Results were favorably impacted by an increase in the net interest margin, the impact of cost reduction actions taken in 2007 as well as the recent acquisition of East Penn Financial Corporation.

“There were a number of positive indicators in our first quarter results,” said Paul D. Geraghty, President and CEO, Harleysville National Corporation.  “Net interest margin increased to its highest level in over a year, and we benefited from a strong increase in fee income as well as healthy loan and deposit growth. All told, the first quarter was a step in the right direction and we made good progress in a challenging environment for banking.”

Geraghty continued, “While our credit quality remained stable at quarter end, we are carefully watching our portfolio and continuing to take a conservative approach to our lending and loan review practices.  Nonperforming assets increased by $7.5 million year over year and $5.1 million from December 31, 2007, with the increase substantially concentrated in our commercial real estate portfolio. We responded by increasing our reserve coverage on loans to 1.15% at March 31, 2008 versus 1.01% during the same period in 2007. That said, at quarter end nonperforming assets as a percentage of total assets were 0.69%, well within our peer group.  Harleysville’s portfolio has virtually no exposure to subprime borrowers - a benefit of our historically careful approach to residential mortgage lending.”

-more-

The following is an overview of the key financial highlights for the quarter:
•
Total assets were $3.9 billion at March 31, 2008, an increase of 17.1% from $3.3 billion at March 31, 2007.  East Penn Financial had assets of approximately $451 million at the acquisition date of November 16, 2007.

•	Loans were $2.48 million, an increase of 20.1% from $2.07 million at March 31, 2007. Deposits were $2.99 million, up 18.2% from $2.53 million last year.
•
Net interest income on a tax equivalent basis in the first quarter of 2008 increased $4.6 million or 21.8% from the same period in 2007 mainly as a result of the East Penn acquisition as well as organic loan growth and a decrease in customer deposit costs.  First quarter net interest margin of 2.91% was the highest since the third quarter of 2006, and was up 9 basis points year over year and 15 basis points sequentially.

•
Nonperforming assets were $27.1 million at March 31, 2008.  Nonperforming assets as a percentage of total assets were 0.69% at March 31, 2008 compared to 0.56% at December 31, 2007 and 0.59% in last year’s first quarter.  Net charge-offs were $0.8 million, compared to $2.7 million in the first quarter of 2007.  The allowance for credit losses increased to $28.5 million at quarter end, compared to $27.3 million at December 31, 2007 and $20.9 million at March 31, 2007.  Provision for loan losses was $2.0 million, a decrease of 19.2% from $2.4 million in the first quarter of 2007.

•
Noninterest income was $10.8 million during the quarter, an increase of 18.4% from $9.1 million in last year’s first quarter, driven by growth in service charges on deposits.  Service charges on deposits increased by $1.2 million or 62.3% primarily from increased return check and overdraft fees as well as East Penn deposit accounts.  Other income included a gain of $302,000 from the mandatory redemption of Visa Class B stock in conjunction with Visa’s initial public offering.

•
Noninterest expense was $23.7 million, an increase of 26.3% from $18.8 million in the first quarter of 2007, driven by the acquisition of East Penn as well as branch expansion.  Occupancy expenses increased due to the addition of the East Penn branches as well as rent expense on the bank properties in the sale-leaseback transaction completed in the fourth quarter of 2007.  Other expenses increased mostly due to additional professional and consulting fees and identifiable intangible asset amortization related to the East Penn acquisition.

Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $3.0 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

- # # # -

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data (1)
(Dollars in thousands, except per share data)
March 31, 2008
(unaudited)

For the period:		Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2008	2007	2007	2007	2007
Interest Income	$52,416	$51,133	$49,022	$47,711	$46,695
Interest Expense	28,209	29,555	28,158	27,556	26,858
Net Interest Income	24,207	21,578	20,864	20,155	19,837
Provision for Loan Losses	1,960	4,475	2,525	1,125	2,425
Net Interest Income after
Provision for Loan Losses	22,247	17,103	18,339	19,030	17,412

Service Charges	3,113	2,870	2,460	2,442	1,918
Gains/(Losses) on Sales of Investment Securities, Net	128	657	(58)	2	531
Gain on Sale-Leaseback of Bank Properties	-	2,788	-	-	-
Wealth Management Income	4,277	5,019	4,525	4,831	4,267
Bank-Owned Life Insurance Income	684	656	648	603	582
Other Income	2,630	2,181	2,190	2,377	1,849
Total Noninterest Income	10,832	14,171	9,765	10,255	9,147

Salaries, Wages and Employee Benefits	13,859	13,050	11,735	12,450	11,597
Occupancy	2,585	2,043	1,731	1,688	1,546
Furniture and Equipment	1,094	1,051	897	1,076	917
Other Expenses	6,180	7,435	4,493	4,927	4,719
Total Noninterest Expense	23,718	23,579	18,856	20,141	18,779

Income Before Income Taxes	9,361	7,695	9,248	9,144	7,780
Income Tax Expense	2,057	1,514	2,047	2,065	1,646
Net Income	$7,304	$6,181	$7,201	$7,079	$6,134

Per Common Share Data:
Weighted Average Common Shares - Basic	31,346,833	30,075,054	28,881,006	28,944,643	28,965,500
Weighted Average Common Shares - Diluted	31,522,736	30,278,743	29,107,274	29,190,602	29,255,820
Net Income Per Share - Basic	$0.23	$0.20	$0.25	$0.25	$0.21
Net Income Per Share - Diluted	$0.23	$0.20	$0.25	$0.24	$0.21
Cash Dividend Per Share	$0.20	$0.20	$0.20	$0.20	$0.20
Book Value	$10.95	$10.83	$10.19	$9.93	$10.23
Market Value	$14.42	$14.57	$15.89	$16.12	$17.82

	2008	2007	2007	2007	2007
Asset Quality Data:	1Q	4Q	3Q	2Q	1Q
Nonaccrual Loans	$23,819	$21,091	$14,507	$17,389	$17,519
90 + Days Past Due Loans	1,702	857	1,119	1,283	2,001
Nonperforming Loans	25,521	21,948	15,626	18,672	19,520
Net Assets in Foreclosure	1,536	28	28	41	10
Nonperforming Assets	$27,057	$21,976	$15,654	$18,713	$19,530
Loan Loss Reserve	$28,490	$27,328	$22,622	$21,646	$20,929
Loan Loss Reserve / Loans	1.15%	1.11%	1.08%	1.04%	1.01%
Loan Loss Reserve / Nonperforming Loans	111.6%	124.5%	144.8%	115.9%	107.2%
Nonperforming Assets / Total Assets	0.69%	0.56%	0.46%	0.57%	0.59%
Net Loan Charge-offs	$798	$3,019	$1,549	$408	$2,650
Net Loan Charge-offs (annualized)
/ Average Loans	0.13%	0.53%	0.29%	0.08%	0.52%

	2008	2007	2007	2007	2007
Selected Ratios (annualized):	1Q	4Q	3Q	2Q	1Q
Return on Average Assets	0.75%	0.68%	0.86%	0.86%	0.76%
Return on Average Shareholders' Equity	8.55%	7.74%	9.86%	9.69%	8.47%
Yield on Earning Assets (FTE)	6.07%	6.28%	6.50%	6.40%	6.37%
Cost of Interest Bearing Funds	3.60%	4.02%	4.19%	4.17%	4.14%
Net Interest Margin (FTE)	2.91%	2.76%	2.88%	2.82%	2.82%
Leverage Ratio	8.07%	8.72%	9.98%	9.27%	9.32%

Balance Sheet (Period End):	2008	2007	2007	2007	2007
	1Q	4Q	3Q	2Q	1Q
Assets	$3,894,019	$3,903,001	$3,380,519	$3,303,244	$3,324,967
Earning Assets	3,569,040	3,579,211	3,143,019	3,061,300	3,100,047
Investment Securities	1,048,915	982,915	929,103	943,924	928,547
Loans	2,481,930	2,460,823	2,095,800	2,081,991	2,065,777
Other Earning Assets	38,195	135,473	118,116	35,385	105,723
Interest-Bearing Liabilities	3,129,316	3,135,085	2,737,079	2,637,615	2,654,182
Total Deposits	2,987,907	2,985,058	2,544,340	2,503,554	2,526,841
Noninterest-Bearing Deposits	355,027	358,258	309,489	339,618	328,096
Interest-Bearing Checking	399,178	482,104	494,653	516,600	524,429
Money Market	854,831	796,325	727,486	759,905	711,969
Savings	171,337	145,681	106,890	121,874	130,981
Time Deposits	1,207,534	1,202,690	905,822	765,557	831,366
Total Borrowed Funds	496,436	508,285	502,228	473,679	455,437
Federal Home Loan Bank	208,774	216,785	204,750	192,750	224,750
Other Borrowings	287,662	291,500	297,478	280,929	230,687
Shareholders' Equity	343,282	339,310	294,394	286,906	296,246

Balance Sheet (Average):	2008	2007	2007	2007	2007
	1Q	4Q	3Q	2Q	1Q
Assets	$3,890,959	$3,589,139	$3,309,516	$3,303,020	$3,280,854
Earning Assets	3,590,965	3,326,663	3,081,953	3,080,691	3,067,366
Investment Securities	1,043,566	962,918	933,672	936,526	944,658
Loans	2,463,242	2,278,188	2,090,440	2,062,144	2,059,871
Other Earning Assets	84,157	85,557	57,841	82,021	62,837
Interest-Bearing Liabilities	3,151,996	2,914,269	2,666,889	2,653,605	2,629,978
Total Deposits	2,977,052	2,718,625	2,477,260	2,517,291	2,515,658
Noninterest-Bearing Deposits	324,120	313,556	312,123	314,215	308,095
Interest-Bearing Checking	436,828	480,003	509,168	552,666	528,874
Money Market	822,411	768,596	740,678	737,463	716,266
Savings	156,211	122,442	113,957	125,528	130,934
Time Deposits	1,237,482	1,034,028	801,334	787,419	831,489
Total Borrowed Funds	499,064	509,200	501,752	450,529	422,415
Federal Home Loan Bank	211,607	211,043	191,141	207,981	228,750
Other Borrowings	287,457	298,157	310,611	242,548	193,665
Shareholders' Equity	343,400	316,778	289,828	293,032	293,795

Average Balance Sheets and Interest Rates - Fully-Taxable Equivalent Basis

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Earning assets:
Investment securities
Taxable investments	$753,468	$9,754	5.21%	$684,651	$8,564	5.07%
Non-taxable investments (2)	290,098	4,356	6.04%	260,007	3,937	6.14%
Total investment securities	1,043,566	14,110	5.44%	944,658	12,501	5.37%
Federal funds sold and deposits in banks	84,157	694	3.32%	62,837	806	5.20%
Loans(2) (3)	2,463,242	39,405	6.43%	2,059,871	34,905	6.87%
Total earning assets	3,590,965	54,209	6.07%	3,067,366	48,212	6.37%
Noninterest-earning assets	299,994			213,488
Total assets	$3,890,959			$3,280,854

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and money market	$1,415,450	8,095	2.30%	$1,376,074	12,106	3.57%
Time	1,237,482	14,501	4.71%	831,489	9,716	4.74%
Total interest-bearing deposits	2,652,932	22,596	3.43%	2,207,563	21,822	4.01%
Borrowed funds	499,064	5,613	4.52%	422,415	5,036	4.84%
Total interest-bearing liabilities	3,151,996	28,209	3.60%	2,629,978	26,858	4.14%
Noninterest-bearing liabilities:
Demand deposits	324,120			308,095
Other liabilities	71,443			48,986
Total noninterest-bearing liabilities	395,563			357,081
Total liabilities	3,547,559			2,987,059
Shareholders' equity	343,400			293,795
Total liabilities and shareholders' equity	$3,890,959			$3,280,854

Net interest spread			2.47%			2.23%
Effect of noninterest-bearing sources			0.44%			0.59%
Net interest income/margin on earning assets		$26,000	2.91%		$21,354	2.82%
Less tax equivalent adjustment		1,793			1,517
Net interest income		$24,207			$19,837

(1) Certain prior period amounts have been reclassified to conform to current period presentation.
(2) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis (tax rate of 35%).
(3) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.